Exhibit 10.2
1/1/25 – 12/31/27 Award
Performance Stock Units

TRIMAS CORPORATION
2023 EQUITY AND INCENTIVE COMPENSATION PLAN
PERFORMANCE STOCK UNITS AGREEMENT

TriMas Corporation (the “Company”), as permitted by the TriMas Corporation 2023 Equity and Incentive Compensation Plan (“Plan”), and as provided for by the Committee, has granted to the individual listed below (“Grantee”), the opportunity to earn performance-based Restricted Stock Units (“PSUs”) in the amount designated in this Performance Stock Units Agreement (“Agreement”), subject to the terms and conditions of the Plan and this Agreement.
Unless otherwise defined in this Agreement or in one or more Appendices to this Agreement, the terms used in this Agreement have the same meanings as defined in the Plan.
I.    NOTICE OF PSU AWARD

Grantee:	[specify Grantee’s name]
Date of Agreement:	As of [enter date]
Date of Grant:	[grant date]
Number of PSUs in Award:	[number of PSUs] (“Target”), subject to addition or subtraction as set forth on Appendix A depending on achievement of applicable Management Objectives
Performance Period:	Beginning on January 1, 2025, and continuing through December 31, 2027
Settlement Date	March 14, 2028
Settlement Method:	Earned and vested PSUs will be settled by delivery of one share of Common Stock for each PSU being settled

II.    AGREEMENT
    A.    Grant of PSUs. The Company has granted to Grantee (who, pursuant to this award is a Participant in the Plan) the opportunity to earn the number of PSUs described above, subject to the terms of this Agreement (this “Award”). The PSUs evidenced by this Agreement are payable only in shares of Common Stock as described in this Agreement. Notwithstanding anything to the contrary anywhere else in this Agreement, the PSUs subject to this Award are subject to the terms and provisions of the Plan, which are incorporated by reference into this Agreement.
        1.    Vesting. Except as otherwise designated in this Agreement, Grantee must be a Service Provider on the Settlement Date (as such term is defined in Section II.A.7 below) to be eligible to earn and receive payment for any PSUs, and any PSUs subject to this Award will be canceled and forfeited if Grantee terminates as a Service Provider prior to the Settlement Date. Any PSUs that remain unearned after the “Determination Date” (as such term is defined in Appendix A) will be cancelled and forfeited.
        2.    Performance Goals to Earn PSUs. Grantee will only receive shares of Common Stock related to, and to the extent that such shares are earned pursuant to, the Management Objectives and goals specified in Appendix A to this Agreement (“Performance Goals”).
        3.    Dividend Equivalent Rights. Grantee shall be credited with cash per PSU equal to the amount of each cash dividend paid by the Company (if any) to holders of Common Stock generally with a record date occurring on or after the Date of Grant and prior to the time when the PSUs are earned and/or vest and are settled in accordance with Section II.A.7 hereof. Any amounts credited pursuant to the immediately preceding sentence shall be subject to the same applicable terms and conditions (including earning, vesting, payment, and forfeitability) as apply to the PSUs based on which the dividend equivalents were credited, and such amounts shall be paid in either cash or Common Stock, as determined by the Committee in its sole discretion, at the same time as the PSUs to which they relate. If such amounts are paid in Common Stock, the number of shares so paid shall be rounded down to the nearest whole number and shall be determined by dividing such credited amounts by the Market Value per Share on the payment date.
        4.    Rights as a Stockholder. This Award does not entitle Grantee to any ownership interest in any actual shares of Common Stock unless and until such shares of Common Stock are issued to Grantee pursuant to the terms of the Plan. Except as otherwise provided in Section II.A.3 hereof, until shares of Common Stock are issued to Grantee in settlement of earned PSUs under this Award, Grantee will have none of the rights of a stockholder of the Company with respect to the shares of Common Stock issuable in settlement of the PSUs, including the right to vote the shares of Common Stock. Shares of Common Stock issuable in settlement of PSUs will be delivered to Grantee on the Settlement Date in book entry form or in such other manner as the Committee may determine.
        5.    Adjustments. The PSUs covered by this Award will be subject to adjustment as provided in Section 11 of the Plan.
        6.    Termination of Service; Forfeiture.
        (a)     Voluntary Termination; Termination by Company; Breach of Other Obligations. Any PSUs subject to this Award will be canceled and forfeited if, prior to the Settlement Date, Grantee voluntarily terminates as a Service Provider (other than for

Good Reason or as a result of Retirement as provided below), if Grantee’s status as a Service Provider is terminated by the Company or a Subsidiary for any reason (other than death, Disability, or Retirement), or if Grantee violates the provisions of Section II.B.3 below.
        (b)     Qualifying Termination Prior to a Change in Control. Notwithstanding the foregoing, and except as set forth in subsection (f) of this Section II.A.6, if Grantee ceases to be a Service Provider prior to the Settlement Date as a result of Grantee’s Qualifying Termination, Grantee shall become vested on the Determination Date in a pro-rata portion of the number of PSUs, if any, that are earned under Section II.A.2 due to the achievement of the performance measures specified in Appendix A during the performance period specified in the table above (the “Performance Period”). The pro-rata percentage of the number of PSUs to be earned and settled under Section II.A.7 shall be equal to (x) the amount determined under Section II.A.2 above at the end of the Performance Period, multiplied by (y) a fraction (not greater than 1), the numerator of which is the number of whole calendar months Grantee was employed or rendering services from the beginning of the Performance Period through the date of Grantee’s Qualifying Termination, and the denominator of which is 36.
        (c)    Disability. Notwithstanding the foregoing, and except as set forth in subsection (f) of this Section II.A.6, if Grantee ceases to be a Service Provider prior to the Settlement Date as a result of Grantee’s Disability, Grantee shall become vested at the end of the Performance Period in the number of PSUs that would have been actually earned due to the achievement of the performance measures specified in Appendix A, assuming Grantee had continued to be a Service Provider through the Settlement Date.
        (d)    Death. Notwithstanding the foregoing, if Grantee ceases to be a Service Provider prior to the Settlement Date as a result of Grantee’s death, Grantee’s PSUs shall immediately become fully vested based on the Target number set forth in “Number of PSUs in Award” in Section I.
        (e)     Retirement. If Grantee ceases to be a Service Provider prior to the Settlement Date due to Grantee’s Retirement, except as set forth in subsection (f) of this Section II.A.6, Grantee shall become vested at the end of the Performance Period in the number of PSUs that would have been actually earned due to the achievement of the performance measures specified in Appendix A, assuming Grantee had continued to be a Service Provider through the Settlement Date.
        (f)    Change in Control. In the event of a Change in Control that occurs prior to the Settlement Date, the PSUs will vest in accordance with this Section II.A.6(f).
(i)    Notwithstanding anything set forth herein to the contrary, if at any time before the Settlement Date or forfeiture of the PSUs, and while Grantee is continuously a Service Provider, a Change in Control occurs, then the PSUs will vest (except to the extent that a Replacement Award is provided to Grantee in accordance with Section II.A.6(f)(ii) to continue, replace or assume the PSUs covered by this Agreement (the “Replaced Award”)) as follows: the number of PSUs under this Award that shall become vested and non-forfeitable (the “Change in Control Payout Level”) shall equal the greater of (A) the Target number set forth in “Number of PSUs in Award” in Section I, and (B) the number of PSUs that would have been actually earned due to the achievement of the performance measures specified in Appendix A if the date of the Change in Control had been the last day of the Performance Period (as determined by the Committee as constituted immediately prior to the Change in Control), less the number of PSUs that had already become vested as of the date of such Change in Control, but in no event may negative discretion be exercised with respect to the number of PSUs vested. Any PSUs that are not earned and do not vest in accordance with the foregoing sentence shall terminate and be forfeited.
(ii)    For purposes of this Agreement, a “Replacement Award” means an award: (A) consisting of an award of time-based restricted stock units that is not subject to performance conditions; (B) that has a value at least equal to the value of the Replaced Award, which shall be the value of the PSUs at the Change in Control Payout Level; (C) that relates to publicly traded equity securities of the Company or its successor in the Change in Control or another entity that is affiliated with the Company or its successor following the Change in Control; (D) if Grantee holding the Replaced Award is subject to U.S. federal income tax under the Code, the tax consequences of which to such Grantee under the Code are not less favorable to such Grantee than the tax consequences of the Replaced Award; and (E) the other terms and conditions of which are not less favorable to Grantee holding the Replaced Award than the terms and conditions of the Replaced Award, specifically taking into account the Change in Control Payout Level for any subsequent vesting of the Replaced Award (including the provisions that would apply in the event of a subsequent Change in Control). A Replacement Award may be granted only to the extent it does not result in the Replaced Award or Replacement Award failing to comply with or be exempt from Section 409A of the Code. Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Replaced Award if the requirements of the two preceding sentences are satisfied. The determination of whether the conditions of this Section II.A.6(f)(ii) are satisfied will be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion.
(iii)    If, after receiving a Replacement Award, (A) Grantee experiences a Qualifying Termination with the Company or a Subsidiary (or any of their successors) (as applicable, the “Successor”) or (B) Grantee ceases to be a Service Provider as a result of Grantee’s Retirement or Disability, in each case within a period of two years after the Change in Control and prior to the Settlement Date, the Replacement Award shall become vested and non-forfeitable in full, specifically taking into account the Change in Control Payout Level for the Replaced Award, less the portion of the award that had already become vested as of the date of such termination or cessation of service. Any portion of the Replacement Award that does not vest in accordance with the foregoing sentence shall terminate and be forfeited.
(iv)    If a Replacement Award is provided, notwithstanding anything in this Agreement to the contrary, any outstanding PSUs subject to this Award that at the time of the Change in Control are not subject to a “substantial risk of forfeiture” (within the meaning of Section 409A of the Code) will be deemed to be vested and nonforfeitable at the time of such Change in Control.
Any PSUs that are not earned and do not vest in accordance with this Section II.A.6. shall terminate and be forfeited as of the date Grantee ceases to be a Service Provider. However, in particular, this Award is subject to Section 18(c) of the Plan.
        7.    Determination of PSUs Earned and Vested; Settlement.
(a)General. Subject to Section II.A.7(b), upon the Committee’s certification of achievement of the Performance Goals, and Grantee’s satisfaction of the vesting requirements in Section II.A.1 and Section II.A.6 above, as applicable, this Award shall be settled by issuing to Grantee the number of shares of Common Stock determined pursuant to Appendix A (subject to pro-ration as described in Section II.A.6, if applicable), and Grantee’s name shall be entered as the shareholder of record on the books of the Company with respect to such shares. This settlement shall occur on March 14, 2027 (the “Settlement Date”).
(b)Other Payment Events. Notwithstanding Section II.A.7(a), to the extent that the PSUs are vested on the dates set forth below, payment with respect to the PSUs will be made as follows:
(i)    to the extent the PSUs are vested as a result of Section II.A.6 (and have not previously been settled) on the date of Grantee’s death, such vested PSUs will be settled by issuing to Grantee one share of Common Stock for each such vested PSU within 30 days of Grantee’s death, and Grantee’s name shall be entered as the shareholder of record on the books of the Company with respect to such shares; and

(ii)    to the extent the PSUs are vested as a result of Section II.A.6 (and have not previously been settled) on the date of a Change in Control, such vested PSUs will be settled by issuing to Grantee one share of Common Stock for each such vested PSU within 30 days of the Change in Control, and Grantee’s name shall be entered as the shareholder of record on the books of the Company with respect to such shares; provided, however, that if such Change in Control would not qualify as a permissible date of distribution under Section 409A(a)(2)(A) of the Code, and the regulations thereunder, and where Section 409A of the Code applies to such distribution, Grantee is entitled to receive the corresponding payment on the date that would have otherwise applied pursuant to this Agreement had such Change in Control not occurred; and

(iii)    to the extent the PSUs are vested (and have not previously been settled) on the date of Grantee’s “separation from service” with the Company and its Subsidiaries (determined in accordance with Section 409A(a)(2)(A)(i) of the Code) within two years following the occurrence of a Change in Control that constitutes a “change in control” for purposes of Section 409A(a)(2)(A)(v) of the Code, such vested PSUs will be settled by issuing to Grantee one share of Common Stock for each such vested PSU within 30 days of the date of such separation from service.
(c)Any unearned PSUs at the end of the Performance Period, or if earlier, the time of settlement, will be canceled and forfeited. In all circumstances, the number of PSUs earned or vested will be rounded down to the nearest whole PSU, unless otherwise determined by the Committee.
    B.    Other Terms and Conditions.
        1.    Non-Transferability of Award. Except as described below, and subject to the Plan and Section 409A, this Award and the PSUs subject to this Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution. The terms of this Award are binding on the executors, administrators, heirs, successors and assigns of Grantee.
        2.    Withholding. To the extent that the Company is required to withhold federal, state, local or foreign taxes or other amounts in connection with any payment made or benefit realized by Grantee under this Agreement, and the amounts available to the Company for such withholding are insufficient, it shall be a condition to the receipt of such payment or the realization of such benefit that Grantee make arrangements satisfactory to the Company for payment of the balance of such taxes or other amounts required to be withheld. If Grantee’s benefit is to be received in the form of shares of Common Stock, then (a) if Grantee is subject to Section 16 of the Exchange Act, Grantee agrees that the Company will withhold shares of Common Stock having a value equal to the amount required to be withheld, and (b) if Grantee is not subject to Section 16 of the Exchange Act, Grantee may elect that all or any part of such withholding requirement be satisfied by the retention by the Company of a portion of the Common Stock to be delivered to Grantee, by delivering to the Company other Common Stock held by Grantee, or by tendering sufficient funds in cash or cash equivalent to the Company. The shares of Common Stock used for tax or other withholding will be valued at an amount equal to the fair market value of such shares of Common Stock on the date the benefit is to be included in Grantee’s income. In no event will the fair market value of the shares of Common Stock to be withheld and/or delivered pursuant to this Section II.B.2 to satisfy applicable withholding taxes or other amounts in connection with the benefit exceed (x) the maximum amount that could be required to be withheld or (y) if so determined by the Committee after the date hereof, the minimum amount required to be withheld.
        3.    Restrictive Covenants.
(a)Generally. The Company would not be providing PSUs or Common Stock to Grantee without Grantee’s agreement to abide by the restrictive covenants described herein. The provisions herein are appropriate in light of the position that Grantee has with the Company and the relationships and confidential and trade secret information that Grantee has been and will be exposed to because of Grantee’s position. Notwithstanding anything herein to the contrary, if Grantee is subject to the restrictive covenants set forth in Section 7 (or any successor provision) of the TriMas Corporation Executive Severance/Change of Control Policy (or any successor policy), then (1) such restrictive covenants, rather than the restrictive covenants in this Section II.B.3, shall apply to Grantee, and (2) Grantee’s violation of such restrictive covenants shall be treated as a violation of the restrictive covenants in this Section II.B.3 for purposes of this Agreement.
(b)Confidentiality. Recognizing Grantee’s fiduciary duties to the Company, as a condition of this Agreement, Grantee agrees that he or she shall not, at any time before or after termination of employment, in any fashion, form or manner, either directly or indirectly, use, divulge, disclose or communicate, or cause or permit any other person or entity to use, divulge, disclose or communicate, to any person, firm, company or entity, in any manner whatsoever, any Confidential Information (as defined below) of the Company except with the prior written consent of the Board or to the extent specifically required to be disclosed by applicable law. Grantee agrees to notify the Company as soon as reasonably possible after being subpoenaed or otherwise requested by any third party to disclose any Confidential Information. This Section II.B.3 shall not result in the forfeiture of PSUs or any clawback or recoupment of the Award for the disclosure of a trade secret if that disclosure (1) is made in confidence to a federal, state or local government official or to an attorney for the sole purpose of reporting or investigating a suspected violation of law or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Pursuant to 18 U.S.C. § 1833(b), and as set forth fully therein, notice is hereby given that Grantee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; or is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. Notwithstanding anything in this Agreement to the contrary (or in any other agreement, contract or arrangement with the Company or its subsidiaries or affiliates, or in any policy, procedure or practice of the Company or its subsidiaries or affiliates (collectively, the “Arrangements”)): (x) nothing in the Arrangements or otherwise limits the Grantee’s right to any monetary award offered by a government-administered whistleblower award program for providing information directly to a government agency (including the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act or The Sarbanes-Oxley Act of 2002); and (y) nothing in the Arrangements or otherwise prohibits or is intended to restrict or impede Grantee from discussing the terms and conditions of their employment with coworkers or union representatives or exercising protected rights under Section 7 of the National Labor Relations Act, or prevents Grantee from, without prior notice to the Company, providing information (including documents) to governmental authorities or agencies regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities or agencies regarding possible legal violations (for purpose of clarification Grantee is not prohibited from providing information (including documents) voluntarily to the Securities and Exchange Commission pursuant to Section

21F of the Exchange Act). The Company nonetheless asserts and does not waive its attorney-client privilege over any information (including documents) appropriately protected by privilege.
(c)        Covenants Against Competition and Solicitation.
(i)    Grantee agrees that, while Grantee is employed by the Company, and for 12 months thereafter, Grantee shall not engage, either directly or indirectly, as a principal for Grantee’s own account or jointly with others, or as a stockholder in any corporation or joint stock association, or as a partner or member of a general or limited liability entity, or as an employee, officer, director, agent, consultant or in any other advisory capacity in any Competitive Business that designs, develops, manufactures, distributes, sells or markets the type of products or services sold, distributed or provided by the Company, during the one-year period prior to the date of employment termination and with which Grantee was involved and/or oversaw (the “Business”); provided that nothing herein shall prevent Grantee from owning, directly or indirectly, not more than five percent of the outstanding shares of, or any other equity interest in, any entity engaged in the Business and listed or traded on a national securities exchange or in an over-the-counter securities market.
(ii)    Grantee further understands and agrees that while Grantee is employed by the Company and for 12 months thereafter Grantee shall not directly or indirectly solicit business (relating to the Business) from, attempt to entice away from the Company, or interfere with the Company’s relationship with any entity that is a client or customer of the Company at the time of such solicitation, enticement, or interference, or that was identified or solicited as a client or customer of the Company during the time that Grantee performed services for the Company, unless such entity shall have ceased to have been such a customer for a period of at least six months as of the time of such solicitation.
(iii)    Grantee further understands and agrees that while Grantee is employed by the Company and for 12 months thereafter Grantee shall not directly or indirectly employ or solicit, or receive or accept the performance of services by, any then-current employee of the Company who is employed primarily in connection with the Business, or any former employee of the Company who was employed by the Company primarily in connection with the Business at any time within the 12-month period immediately prior to such employment, solicitation, receipt or acceptance, except in connection with general, non-targeted recruitment efforts such as advertisements and job listings, or directly or indirectly induce any employee of the Company to leave the Company, or assist in any of the foregoing.
(d)    Determination by the Board. Upon entering into this Agreement, Grantee understands and agrees that a determination of the Board shall be final and binding on the issue of whether Grantee’s actions are or will be in violation of this Section II.B.3. Grantee may request in writing from the Board an advance determination as to whether Grantee’s proposed actions will violate this Section II.B.3.
(e)    Certain Definitions. The following definitions shall apply solely with respect to this Section II.B.3:

(i)    “Company” means (A) during the Grantee’s employment with the Company, the Company and any and all direct and indirect subsidiary, parent, affiliated or related companies of the Company for which the Grantee has worked or had responsibility during the Grantee’s employment with the Company, and (B) after the Grantee’s termination of employment with the Company, the Company and any and all direct and indirect subsidiary, parent, affiliated or related companies of the Company for which Grantee worked or had responsibility at the time of the Grantee’s termination of employment and at any time during the one-year period prior to such termination of employment.
(ii)    “Competitive Business” means a person or entity that engages in any business engaged in by the Company, and that does so in a geographic area in which the Company engage(s) in that business, as evidenced on the Company’s website, in the marketing materials of the Company or by the books and records of the Company, and “engages” includes actively planning to engage in the business.
(iii)    “Confidential Information” means trade secrets of the Company and all other confidential or proprietary information that relates to any aspect of the Company’s businesses that cannot freely and readily be obtained from sources outside of the Company. Confidential Information is meant to encompass the broadest enforceable definition of the Company’s intellectual property, and includes but is not limited to: financial and business information; customer and potential customer lists; customer contact information; pricing policies; vendor lists and information; third-party agreements and relationships; contractual, business, and financial information relating to the Company’s customers or other third parties which the Company is obligated to hold in confidence and/or not disclose; personnel, medical, compensation, and benefits information relating to employees, former employees, and persons affiliated with the Company; systems, login identifications and passwords, processes, methods, and policies; company strategies and plans; databases, company data, and technologies related to the Company’s business; and marketing and advertising materials which have not been published. “Confidential Information” shall not include information that Grantee can establish was already in the public domain at the time of disclosure through no fault of Grantee.
(f)    Tolling. The restricted time periods in Section II.B.3 shall be tolled during any time period that Grantee is in violation of such covenants, as determined by a court of competent jurisdiction, so that the Company may realize the full benefit of its bargain. This tolling shall include any time period during which litigation is pending, but during which Grantee has continued to violate such protective covenants.
(g)    Relief, Remedies, and Enforcement. Grantee acknowledges that the covenants contained in this Agreement are reasonable and necessary to protect the legitimate interests of the Company and that any breach or threatened breach of any such covenants will cause irreparable injury to the Company for which money damages would not provide an adequate remedy. If Grantee breaches, or threatens to commit a breach of, any of the provisions of this Agreement, the Company shall have the right to seek appropriate equitable relief, including a permanent injunction or similar court order enjoining Grantee from violating any of such provisions, and that, pending the hearing and the decision on the application for permanent equitable relief, the Company shall be entitled to a temporary restraining order and a preliminary injunction, without the necessity of showing actual monetary damages or the posting of a bond or other security. No such remedy shall be construed to be the exclusive remedy of the Company and any and all such remedies shall be held and construed to be cumulative and not exclusive of any rights or remedies, whether at law or in equity, otherwise available under the terms of this Agreement, at common law or under federal, state or local statutes, rules and regulations. Grantee further agrees to pay any and all legal fees, including without limitation, all attorneys’ fees, court costs, and any other related fees and/or costs incurred by the Company in enforcing this Agreement.
(h)    Separate Covenants. Each of the covenants contained in this Section II.B.3 are separate and distinct covenants of Grantee.
        4.    Section 409A of the Code. To the extent applicable, it is intended that this Agreement and the Plan comply with or be exempt from the provisions of Section 409A of the Code. This Agreement and the Plan shall be administered in a manner consistent with this intent, and any provision that would cause this Agreement or the Plan to fail to satisfy Section 409A of the Code shall have no force or effect until amended to comply with or be exempt from Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of the Grantee).
        5.    No Continued Right as Service Provider. Nothing in the Plan or in this Agreement confers on Grantee any right to continue as a Service Provider, or interferes with or restricts in any way the rights of the Company or any Subsidiary or affiliate of the Company, which are hereby expressly reserved, to discharge Grantee at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in a written employment agreement between Grantee and the Company or any Subsidiary.
        6.    Effect on Other Benefits. In no event will the value, at any time, of the PSUs or any other payment or right to payment under this Agreement be included as compensation or earnings for purposes of any other compensation, retirement, or benefit plan offered to employees of, or other Service Providers to, the Company or any Subsidiary unless otherwise specifically provided for in such plan.
        7.    Third-Party Beneficiaries. If Grantee is or was employed by a subsidiary of the Company, then such subsidiary is intended to be a third-party beneficiary of this Agreement and shall have the right to enforce this Agreement, including, but not limited to, the provisions of Section II.B.3.
        8.    Unfunded and Unsecured General Creditor. Grantee, as a holder of PSUs and rights under this Agreement has no rights other than those of a general creditor of the Company. The PSUs represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of this Agreement and the Plan.
        9.    Severability. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid or unenforceable, the remainder of this Agreement and the application of such provision to any other person or circumstances shall not be affected, and the provisions so held to be invalid or unenforceable shall be reformed to the extent (and only to the extent) necessary to make it enforceable and valid.

        10.    Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to the PSUs and Grantee’s participation in the Plan, or future awards that may be granted under the Plan, by electronic means or request Grantee’s consent to participate in the Plan by electronic means. Grantee hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
        11.    Nature of Grant. In accepting this Award, Grantee acknowledges that:
    (a)    the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time unless otherwise provided in the Plan or this Agreement;
    (b)    the grant of this Award is voluntary and occasional and does not create any contractual or other right to receive future grants of awards, or benefits in lieu of awards, even if awards have been granted repeatedly in the past,
    (c)    all decisions with respect to future grants, if any, will be at the sole discretion of the Committee;
    (d)    Grantee is voluntarily participating in the Plan;
    (e)    the PSUs and the Common Stock subject to the PSUs are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or Grantee’s employer, and which is outside the scope of Grantee’s employment contract, if any;
    (f)    the PSUs and the Common Stock subject to the PSUs are not intended to replace any pension rights or compensation;
    (g)    the future value of the underlying Common Stock is unknown and cannot be predicted with certainty;
    (h)    the PSUs and resulting benefits are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments insofar as permitted by law;
    (i)    in consideration of the grant of the PSUs, no claim or entitlement to compensation or damages shall arise from forfeiture of the PSUs resulting from termination of Grantee’s employment with the Company or Grantee’s employer (for any reason whatsoever and whether or not in breach of local labor laws) and Grantee irrevocably releases the Company and Grantee’s employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, Grantee shall be deemed irrevocably to have waived any entitlement to pursue such claim; and
    (j)    in the event Grantee ceases to be a Service Provider (whether or not in breach of local labor laws), Grantee’s right to vest in the PSUs under the Plan, if any, will terminate effective as of the date that Grantee is no longer a Service Provider and will not be extended by any notice period mandated under local law (e.g., active service would not include a period of “garden leave” or similar period pursuant to local law); the Committee shall have the exclusive discretion to determine when Grantee is no longer a Service Provider for purposes of the PSUs.
        12.    Addenda for Certain Participants.
(a)    Non-U.S. Participants. Notwithstanding any provisions in this Agreement, the PSUs shall also be subject to the special terms and conditions set forth in the Non-U.S. Addendum attached as Appendix C to this Agreement for Grantees who reside in any country covered therein. Moreover, if Grantee relocates to one of the countries included in the Non-U.S. Addendum, the special terms and conditions for such country will apply to Grantee to the extent the Company determines that the application of such terms and conditions are necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Non-U.S. Addendum attached hereto as Appendix C constitutes part of this Agreement.
(b)    California Participants. Notwithstanding any provisions in this Agreement, the PSUs shall also be subject to the special terms and conditions set forth in the California Addendum attached as Appendix D to this Agreement if Grantee is employed and/or resides in California or if the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with applicable law. The California Addendum attached hereto as Appendix D constitutes part of this Agreement.
        13.    Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that (a) no amendment shall materially adversely affect the rights of Grantee under this Agreement without Grantee’s written consent, and (b) Grantee’s consent shall not be required to an amendment that is deemed necessary by the Company to ensure compliance with Section 409A of the Code or Section 10D of the Exchange Act.
        14.    Relation to Plan. This Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern. The Committee acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein or in the Plan, have the right to determine any questions which arise in connection with this Agreement.
        15.    Governing Law; Choice of Forum; Jury Trial Waiver. This Agreement is governed by and construed in accordance with the laws of the State of Michigan,

notwithstanding conflict of law provisions. Grantee further agrees that any action by Grantee to challenge the enforceability of this Agreement must be brought or litigated exclusively in the appropriate state or federal court located in the State of Michigan. Grantee also agrees that any action by the Company to enforce this Agreement, as well as any related disputes or litigation related to this Agreement, may be brought in the appropriate state or federal court located in the State of Michigan. Grantee agrees and consents to the personal jurisdiction and venue of the federal or state courts of Michigan for resolution of any disputes or litigation arising under or in connection with this Agreement or any challenge to this Agreement and waives any objections or defenses to personal jurisdiction or venue in any such proceeding before any such court. GRANTEE AGREE THAT, TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.
        16.    Clawback Policy.
(a)Notwithstanding anything in this Agreement to the contrary, Grantee acknowledges and agrees that this Agreement and the award described herein (and any settlement thereof) are subject to the terms and conditions of the Company’s clawback policy or policies as may be in effect from time to time, including specifically to implement Section 10D of the Exchange Act and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the Common Stock at any point may be traded) (the “Compensation Recovery Policy”), and that, to the extent the Compensation Recovery Policy, by its terms, is applicable to such award, applicable terms of this Agreement will be (if necessary) deemed superseded by and subject to the terms and conditions of the Compensation Recovery Policy from and after the effective date thereof. Further, by accepting the award covered by this Agreement, Grantee (i) consents to be bound by the terms of the Compensation Recovery Policy, as applicable, (ii) agrees and acknowledges that Grantee is obligated to and will cooperate with, and will provide any and all assistance necessary to, the Company in any effort to recover or recoup any compensation or other amounts subject to clawback or recovery pursuant to the Compensation Recovery Policy and/or applicable laws, rules, regulations, stock exchange listing standards or other Company policy, and (iii) agrees that the Company may enforce its rights under the Compensation Recovery Policy through any and all reasonable means permitted under applicable law as it deems necessary or desirable under the Compensation Recovery Policy, in each case from and after the effective dates thereof. Such cooperation and assistance shall include, but is not limited to, executing, completing and submitting any documentation necessary to facilitate the recovery or recoupment by the Company from Grantee of any such amounts, including from Grantee’s accounts or from any other compensation, to the extent permissible under Section 409A of the Code.
(b)Without limiting the foregoing, violation of Section II.B.3 of this Agreement prior to the Settlement Date and thereafter, as determined by the Board, shall result in the forfeiture of the PSUs, and clawback and recoupment of any shares of Common Stock issued or transferred to Grantee in settlement of the PSUs (plus dividend equivalent payments).
(Signature Page Follows)

This Agreement may be executed in two or more counterparts, each of which is deemed an original and all of which constitute one document.
TRIMAS CORPORATION

Dated as of: [grant date]	By: ________________________________ Name: Thomas A. Amato Title: President & CEO

GRANTEE ACKNOWLEDGES AND AGREES THAT NOTHING IN THIS AGREEMENT, NOR IN THE PLAN, CONFERS ON GRANTEE ANY RIGHT WITH RESPECT TO CONTINUATION AS A SERVICE PROVIDER OF THE COMPANY OR ANY PARENT OR SUBSIDIARY, NOR INTERFERES IN ANY WAY WITH GRANTEE’S RIGHT OR THE COMPANY’S RIGHT TO TERMINATE GRANTEE’S SERVICE PROVIDER RELATIONSHIP AT ANY TIME, WITH OR WITHOUT CAUSE AND WITH OR WITHOUT PRIOR NOTICE.
BY CLICKING THE “ACCEPT” BUTTON, GRANTEE ACKNOWLEDGES RECEIPT OF A COPY OF THE PLAN AND REPRESENTS THAT GRANTEE IS FAMILIAR WITH THE TERMS AND PROVISIONS OF THE PLAN. GRANTEE ACCEPTS THIS PERFORMANCE-BASED RESTRICTED STOCK UNITS AWARD SUBJECT TO ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE PLAN. GRANTEE HAS REVIEWED THE PLAN AND THIS AGREEMENT IN THEIR ENTIRETY. GRANTEE AGREES TO ACCEPT AS BINDING, CONCLUSIVE AND FINAL ALL DECISIONS OR INTERPRETATIONS OF THE COMMITTEE UPON ANY QUESTIONS ARISING UNDER THE PLAN OR THIS AWARD.

APPENDIX A
TO
PERFORMANCE STOCK UNITS AGREEMENT

PERFORMANCE GOALS FOR PSU AWARD

The actual number of PSUs earned by Grantee will be determined by the Committee by March 14, 2028 following the end of the Performance Period (“Determination Date”), using data as of, and including, December 31, 2027 under the rules described below. Any PSUs not earned as of the Determination Date will be canceled and forfeited.

1.    The actual number of shares of Common Stock delivered to Grantee in settlement of the PSUs earned under this Agreement will be determined based on actual performance results as described below, subject to Section II.A.1 of the Agreement.

2.    The PSUs subject to this Award are earned based on the achievement of specific performance measures over the Performance Period (i.e., January 1, 2025 through December 31, 2027) and determined on the Determination Date.

3.    50% of the Target PSUs will be initially earned based on the achievement of EPS CAGR (the “EPS CAGR PSUs”), and 50% of the Target PSUs will be initially earned based on the achievement of Cash RONA (“Cash RONA PSUs”). The total EPS CAGR PSUs and Cash RONA PSUs initially earned shall be subject to modification based on RTSR Performance.

4.    Definitions. For purposes hereof:

(A)    “EPS CAGR” means the cumulative average growth rate during the Performance Period of the adjusted diluted earnings per share from continuing operations as publicly disclosed by the Company, plus or minus special items that may occur from time-to-time that the Committee believes should adjust the as-reported results for measurement of performance.

(B)    “Peer Group” means, of a benchmark group of 95 entities currently in the S&P SmallCap 600 Capped Industrials index (the names of which are attached hereto as Annex A), those entities that remain in the Peer Group as of the end of the Performance Period after application of the Peer Group Adjustment Protocol.

(C)    “Peer Group Adjustment Protocol” means: (i) if an entity listed in Annex A files for bankruptcy and/or liquidation, is operating under bankruptcy protection, or is delisted from its primary stock exchange because it fails to meet the exchange listing requirements, then such entity will remain in the Peer Group, but RTSR for the Performance Period will be calculated as if such entity achieved Total Shareholder Return placing it at the bottom (chronologically, if more than one such entity) of the Peer Group; (ii) if, by the last day of the Performance Period, an entity listed in Annex A has been acquired and/or is no longer existing as a
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public company that is traded on its primary stock exchange (other than for the reasons as described in subsection (i) above), then such entity will not remain in the Peer Group and RTSR for the Performance Period will be calculated as if such entity had never been a member of the Peer Group; and (iii) except as otherwise described in subsection (i) and (ii) above, for purposes of this performance goal, for each of the entities listed in Annex A, such entity shall be deemed to include any successor to all or substantially all of the primary business of such entity at end of the Performance Period.

(D)    “Relative Total Shareholder Return” or “RTSR” means the percentile rank of the Company’s Total Shareholder Return among the Total Shareholder Returns of all members of the Peer Group, ranked in descending order, at the end of the Performance Period.

(E)    “Cash Return on Net Assets” or “Cash RONA” means the quotient of (i) the sum of (a) net adjusted operating profit after income taxes (“NOPAT”) plus (b) acquisition-related amortization expense plus (c) non-cash stock compensation expense, divided by (ii) average net assets employed (the sum of (a) net working capital plus (b) property and equipment plus (c) goodwill and other intangible assets). The Company uses its long-term expected effective tax rate of 23% in the calculation of NOPAT for all periods to eliminate potential volatility in year-to-year results from tax planning strategies which may impact the measurement of operating returns. The calculation of achieved Cash RONA is to exclude the impact of any acquisition that closes during the Performance Period.

(F)    “Total Shareholder Return” means, with respect to the Common Stock and the common stock of each of the members of the Peer Group, a rate of return reflecting stock price appreciation, plus the reinvestment of dividends in additional shares of stock, from the beginning of the Performance Period through the end of the Performance Period. For purposes of calculating Total Shareholder Return for each of the Company and the members of the Peer Group, the beginning stock price will be based on the average closing stock price for the 20 trading days immediately preceding January 1, 2025 on the principal stock exchange on which the stock is then traded and the ending stock price will be based on the average closing stock price for the 20 trading days immediately preceding January 1, 2028 on the principal stock exchange on which the stock then trades.

5.    EPS CAGR Performance Matrix. From 0% to 200% of the EPS CAGR PSUs will be initially earned based on achievement of the EPS CAGR performance goal during the Performance Period as follows:

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EPS CAGR %	EPS CAGR PSUs Earned
40.00%
50.00%
60.00%
70.00%
80.00%
90.00%
100.00%
128.60%
157.10%
185.70%
200.00%

6.    Number of EPS CAGR PSUs Earned. Following the Performance Period, on the Determination Date, the Committee shall determine whether and to what extent the EPS CAGR performance goal has been satisfied for the Performance Period and shall determine the percentage of the EPS CAGR PSUs that shall become initially earned hereunder and under the Agreement (the “Initial EPS CAGR Percentage”), subject to modification pursuant to Section 9, on the basis of the following:

(A)    Below Threshold. If, upon the conclusion of the Performance Period, EPS CAGR for the Performance Period falls below the lowest EPS CAGR level set forth in the Performance Matrix, the Initial EPS CAGR Percentage shall be 0%.

(B)    Threshold or Above. If, upon the conclusion of the Performance Period, EPS CAGR for the Performance Period is exactly equal to one of the levels set forth in the Performance Matrix, the Initial EPS CAGR Percentage shall be equal to the percentage set forth opposite such level in the Performance Matrix. If, upon the conclusion of the Performance Period, EPS CAGR for the Performance Period falls between two levels set forth in the Performance Matrix, the Initial EPS CAGR Percentage shall be based on straight-line mathematical interpolation between the percentages applicable to such levels.

7.    Cash RONA Performance Matrix. From 0% to 200% of the Cash RONA PSUs will be initially earned based on achievement of the Cash RONA performance goal during the 2027 fiscal year as follows:

2027 Fiscal Year Cash RONA	Initial Cash RONA Percentage
40.0%
60.0%
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80.0%
100.0%
133.3%
166.7%
200.0%

8.    Number of Cash RONA PSUs Earned. Following the Performance Period, on the Determination Date, the Committee shall determine whether and to what extent the Cash RONA performance goal has been satisfied for the 2027 fiscal year and shall determine the percentage of the Cash RONA PSUs that shall become initially earned hereunder and under the Agreement (the “Initial Cash RONA Percentage”), subject to modification pursuant to Section 9, on the basis of the following:

(A)    Below Threshold. If, upon the conclusion of the Performance Period, Cash RONA for the 2027 fiscal year falls below the lowest Cash RONA level set forth in the Performance Matrix, the Initial Cash RONA Percentage shall be 0%.

(B)    Threshold or Above. If, upon the conclusion of the Performance Period, Cash RONA for the 2027 fiscal year is exactly equal to one of the levels set forth in the Performance Matrix, the Initial Cash RONA Percentage shall be equal to the percentage set forth opposite such level in the Performance Matrix. If, upon the conclusion of the Performance Period, Cash RONA for the 2027 fiscal year falls between two levels set forth in the Performance Matrix, the Initial Cash RONA Percentage shall be based on straight-line mathematical interpolation between the percentages applicable to such levels.

9.    RTSR Modifier Performance Matrix. Following the Performance Period, on the Determination Date, the Committee shall determine whether and to what extent the RTSR performance goal has been satisfied for the Performance Period and shall determine a percentage modifier (the “RTSR Percentage Modifier”) in accordance with the following table:

Relative Total Shareholder Return	RTSR Percentage Modifier
Ranked below or at 25th percentile	75%
Ranked above 25th percentile but below 75th percentile	100%
Ranked at or above 75th percentile	125%

    If, upon the conclusion of the Performance Period, RTSR performance for the Performance Period falls below the lowest RTSR performance level set forth in the Performance Matrix, the RTSR Percentage Modifier for the Performance Period will be 75%. If, upon the conclusion of the Performance Period, RTSR performance for the Performance Period is exactly equal to one of the levels set forth in the Performance Matrix, the RTSR Percentage Modifier for the Performance Period shall be equal to the percentage set forth opposite such level in the
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Performance Matrix. If, upon the conclusion of the Performance Period, RTSR performance for the Performance Period falls between two levels set forth in the Performance Matrix, the RTSR Percentage Modifier for the Performance Period shall be 100%.

10.    Total Number of PSUs Earned. The total number of PSUs earned shall be a percentage of the PSUs (rounded down to the nearest whole number of PSUs) equal to the product of (A) 50% of the sum of the Initial EPS CAGR Percentage and the Initial Cash RONA Percentage, multiplied by (B) the RTSR Percentage Modifier.

ILLUSTRATIVE EXAMPLE

For purposes of illustration only, assume that:
    • The Initial EPS CAGR Percentage is 50%;
    • The Initial Cash RONA Percentage is 100%; and
    • The RTSR Percentage Modifier is 125%.

In such case, 93.75% of the PSUs would be earned, calculated as follows:

(50% + 100%)
2     X 125% = 93.75%

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ANNEX A

    vi

S&P SmallCap 600 Industrials (January 1, 2025)
Company Name	Ticker	Company Name	Ticker	Company Name	Ticker
AAR Corp.	AIR	Forward Air Corporation	FWRD	NV5 Global, Inc.	NVEE
ABM Industries Incorporated	ABM	Franklin Electric Co., Inc.	FELE	OPENLANE, Inc.	KAR
AeroVironment, Inc.	AVAV	Gates Industrial Corporation plc	GTES	Pitney Bowes Inc.	PBI
Air Lease Corporation	AL	Gibraltar Industries, Inc.	ROCK	Powell Industries, Inc.	POWL
Alamo Group Inc.	ALG	GMS Inc.	GMS	Proto Labs, Inc.	PRLB
Alaska Air Group, Inc.	ALK	Granite Construction Incorporated	GVA	Pursuit Attractions and Hospitality, Inc.	PRSU
Albany International Corp.	AIN	Griffon Corporation	GFF	Quanex Building Products Corporation	NX
Allegiant Travel Company	ALGT	Hayward Holdings, Inc.	HAYW	Resideo Technologies, Inc.	REZI
Amentum Holdings, Inc.	AMTM	Healthcare Services Group, Inc.	HCSG	Robert Half Inc.	RHI
American Woodmark Corporation	AMWD	Heartland Express, Inc.	HTLD	Rush Enterprises, Inc.	RUSH.A
Apogee Enterprises, Inc.	APOG	Heidrick & Struggles International, Inc.	HSII	RXO, Inc.	RXO
ArcBest Corporation	ARCB	Hertz Global Holdings, Inc.	HTZ	Schneider National, Inc.	SNDR
Arcosa, Inc.	ACA	Hillenbrand, Inc.	HI	SkyWest, Inc.	SKYW
Armstrong World Industries, Inc.	AWI	HNI Corporation	HNI	SPX Technologies, Inc.	SPXC
Astec Industries, Inc.	ASTE	Hub Group, Inc.	HUBG	Standex International Corporation	SXI
AZZ Inc.	AZZ	Insteel Industries, Inc.	IIIN	Sun Country Airlines Holdings, Inc.	SNCY
Barnes Group Inc.	B	Interface, Inc.	TILE	Sunrun Inc.	RUN
Boise Cascade Company	BCC	JetBlue Airways Corporation	JBLU	Tennant Company	TNC
Brady Corporation	BRC	John Bean Technologies Corporation	JBT	The GEO Group, Inc.	GEO
CoreCivic, Inc.	CXW	Kennametal Inc.	KMT	The Greenbrier Companies, Inc.	GBX
CSG Systems International, Inc.	CSGS	Korn Ferry	KFY	Titan International, Inc.	TWI
CSW Industrials, Inc.	CSWI	Lindsay Corporation	LNN	Trinity Industries, Inc.	TRN
Deluxe Corporation	DLX	Liquidity Services, Inc.	LQDT	Triumph Group, Inc.	TGI
DNOW Inc.	DNOW	Marten Transport, Ltd.	MRTN	UniFirst Corporation	UNF
DXP Enterprises, Inc.	DXPE	MasterBrand, Inc.	MBC	Verra Mobility Corporation	VRRM
Dycom Industries, Inc.	DY	Matson, Inc.	MATX	Vestis Corporation	VSTS
Enerpac Tool Group Corp.	EPAC	Matthews International Corporation	MATW	Vicor Corporation	VICR
Enpro Inc.	NPO	Mercury Systems, Inc.	MRCY	Wabash National Corporation	WNC
Enviri Corporation	NVRI	MillerKnoll, Inc.	MLKN	Werner Enterprises, Inc.	WERN
ESCO Technologies Inc.	ESE	Moog Inc.	MOG.A	Zurn Elkay Water Solutions Corporation	ZWS
Everus Construction Group, Inc.	ECG	MYR Group Inc.	MYRG
Federal Signal Corporation	FSS	National Presto Industries, Inc.	NPK
    vii

APPENDIX B
TO
PERFORMANCE STOCK UNITS AGREEMENT

GLOSSARY

For purposes of this Agreement:

“Cause” means (a) Grantee’s conviction of or plea of guilty or nolo contendere to a crime constituting a felony under the laws of the United States or any State thereof or any other jurisdiction in which the Company or its Subsidiaries conduct business; (b) Grantee’s willful misconduct in the performance of his or her duties to the Company or its Subsidiaries and failure to cure such breach within thirty (30) days following written notice thereof from the Company; (c) Grantee’s willful failure or refusal to follow directions from the Board (or direct reporting executive) and failure to cure such breach within thirty (30) days following written notice thereof from the Board; or (d) Grantee’s breach of fiduciary duty to the Company or its Subsidiaries for personal profit. Any failure by the Company or a Subsidiary of the Company to notify Grantee after the first occurrence of an event constituting Cause shall not preclude any subsequent occurrences of such event (or a similar event) from constituting Cause.

“Disability” (and similar terms) means Grantee’s physical or mental condition resulting from any medically determinable physical or mental impairment that renders Grantee incapable of engaging in any substantial gainful employment and that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than 365 days. Notwithstanding the foregoing, Grantee shall not be deemed to be Disabled as a result of any condition that:

(a)    was contracted, suffered, or incurred while Grantee was engaged in, or resulted from Grantee having engaged in, a felonious activity;

(b)    resulted from an intentionally self-inflicted injury or an addiction to drugs, alcohol, or substances which are not administered under the direction of a licensed physician as part of a medical treatment plan; or

(c)    resulted from service in the Armed Forces of the United States for which Grantee received or is receiving a disability benefit or pension from the United States, or from service in the armed forces of any other country irrespective of any disability benefit or pension.

The Disability of Grantee and the date on which Grantee ceases to be a Service Provider by reason of Disability shall be determined by the Committee, in accordance with uniform principles consistently applied, on the basis of such evidence as the Committee and the Company deem necessary and desirable, and its good faith determination shall be conclusive for all purposes of the Plan. The Committee or the Company shall have the right to require Grantee to submit to an examination by a physician or physicians and to
    i

submit to such reexaminations as the Committee or the Company shall require in order to make a determination concerning Grantee’s physical or mental condition; provided, however, that Grantee may not be required to undergo a medical examination more often than once each 180 days. If Grantee engages in any occupation or employment (except for rehabilitation as determined by the Committee) for remuneration or profit, which activity would be inconsistent with the finding of Disability, or if the Committee, on the recommendation of the Company, determines on the basis of a medical examination that Grantee no longer has a Disability, or if Grantee refuses to submit to any medical examination properly requested by the Committee or the Company, then in any such event Grantee shall be deemed to have recovered from such Disability.

“Good Reason” means:

(a)     A material and permanent diminution in Grantee’s duties or responsibilities;
(b)    A material reduction in the aggregate value of base salary and bonus opportunity provided to Grantee by the Company; or
(c)    A permanent reassignment of Grantee to another primary office more than 50 miles from the current office location.
Grantee must notify the Company of Grantee’s intention to invoke termination for Good Reason within 90 days after Grantee has knowledge of such event and provide the Company 30 days’ opportunity for cure, and Grantee must actually terminate Grantee’s employment with the Company prior to the 365th day following such occurrence or such event shall not constitute Good Reason. Grantee may not invoke termination for Good Reason if Cause exists or Grantee has violated Section II.B.3 of the Agreement at the time of such termination.

“Qualifying Termination” means a termination of Grantee’s status as a Service Provider with the Company or a Subsidiary for any reason other than:

(i)    death;
(ii)    Disability;
(iii)    Cause;
    (iv)    by Grantee without Good Reason; or

    (v)    Retirement.

“Retirement” means termination of Grantee’s status as a Service Provider after attaining age 60 and five years of service with the Company and its Subsidiaries, provided that Grantee provides written notice of the date of such Retirement to the Chief Executive Officer of the Company at least 90 days prior to the date of such Retirement (further provided that, for purposes of determining satisfaction of the years of service requirement described herein, years of service
    ii

with a Subsidiary shall only include service provided by Grantee after such Subsidiary becomes a subsidiary of the Company).

“Service Provider” means an individual actively providing services to the Company or a Subsidiary.
    iii

APPENDIX C
TO
PERFORMANCE STOCK UNIT AGREEMENT

NON-U.S. ADDENDUM

Additional Terms and Conditions for Equity Grants Under the TriMas Corporation 2023 Equity and Incentive Compensation Plan, as amended

February 2025

Terms and Conditions

This Addendum includes additional terms and conditions that govern the performance-based Restricted Stock Units (“PSUs”) granted to you under the TriMas Corporation 2023 Equity and Incentive Compensation Plan (referred to as the “Plan”) if you reside in the United Kingdom. Certain capitalized terms used but not defined in this Addendum have the meanings set forth in the Plan and/or your award agreement (the “Agreement”) that relates to your award. By accepting your award, you agree to be bound by the terms and conditions contained in the paragraphs below in addition to the terms of the Plan, the Agreement, and the terms of any other document that may apply to you and your award.

UNITED KINGDOM

Terms and Conditions

UK Sub-Plan. Your grant of PSUs is being made pursuant to the UK Sub-Plan, which contains additional terms and conditions that govern your PSUs and participation in the Plan. Please review that document carefully.

Disability. For purposes of the Agreement, the definition of “Disability” in Appendix B hereto shall be qualified by the inclusion of the following phrase after the word “means”: “, subject to and in compliance with the requirements of laws of the United Kingdom,”

Retirement. For purposes of the Agreement, the definition of “Retirement” in Appendix B hereto shall not apply. Further, Section II.A.6(e) of the Agreement is hereby amended in its entirety to read as follows:

“Retirement. If Grantee ceases to be a Service Provider prior to prior to the Settlement Date due to Grantee’s retirement, Grantee shall become vested at the end of the Performance Period in the number of PSUs that would have been actually earned due to the achievement of the performance measures specified in Appendix A, assuming Grantee had continued to be a Service Provider through the Settlement Date.”

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Dividend Equivalent Rights. Section II.A.3 of the Agreement is hereby amended in its entirety to read as follows:

“Grantee shall be notionally credited with cash per PSU equal to the amount of each cash dividend paid by the Company (if any) to holders of Common Stock generally with a record date occurring on or after the Date of Grant and prior to the time when the PSUs are earned and/or vest and are settled in accordance with Section II.A.7 hereof. Any amounts notionally credited pursuant to the immediately preceding sentence shall be subject to the same applicable terms and conditions (including earning, vesting, payment, and forfeitability) as apply to the PSUs based on which the dividend equivalents were notionally credited, and such amounts shall be paid in Common Stock at the same time as the PSUs to which they relate. The number of shares so paid shall be rounded down to the nearest whole number and shall be determined by dividing the amounts so notionally credited by the Market Value per Share on the payment date. Notwithstanding the foregoing provisions of this Section II.A.3, Grantee shall not be entitled to the cash notionally credited at any time to the PSUs (or the Common Stock representing the same, as the case may be) either legally or beneficially unless and until Grantee becomes entitled to receive the actual Common Stock in respect of this Award pursuant to Section II.A.7 of this Agreement.”
Withholding. Section II.B.2 of the Agreement is hereby amended in its entirety to read as follows:

    “Grantee hereby indemnifies the Company, Grantee’s employer or any other person in respect of:

(i)    any amount of income tax for which the Company, Grantee’s employer or any other person is obliged to account under the Pay-As-You-Earn system and any amounts of employee’s national insurance contributions arising from the earning and/or vesting of this Award (or which would not otherwise have arisen but for the grant of this Award to Grantee); and

(ii)    any amount of income tax for which the Company, Grantee’s employer or any other person is obliged to account under the Pay-As-You-Earn system and any amounts of employee’s national insurance contributions arising in respect of, or in connection with the holding or disposal by Grantee of the shares of Common Stock acquired pursuant to this Award or the conversion of such shares of Common Stock into securities of another description whilst such shares of Common Stock are held by Grantee, and in pursuance of such indemnity, Grantee hereby agrees that he or she shall pay to the Company (or to such other entity as directed by it) such amount as shall be notified to Grantee by the Company as being due on any occasion under such indemnity, within seven days after being so notified. To the extent that Grantee fails to pay any amount so notified to him or her by the Company within seven days after such notification, Grantee hereby agrees that the Company may withhold, or procure the withholding, from any salary, wages, payment or payments due to Grantee from the Company or Grantee’s employer an amount which is equal to the amount notified to Grantee, sell or procure the sale of sufficient of the shares of Common Stock acquired by Grantee pursuant to this Award on behalf of Grantee to produce a sum which after any costs of sale is sufficient to discharge the amount so notified to Grantee and retain such sum or make such other arrangements, by which Grantee hereby agrees to be bound, so as to ensure that the amount notified to Grantee is discharged in full.

Grantee acknowledges and agrees that the Company may increase the number of shares of Common Stock to be withheld by, or to be delivered to, the Company in order to satisfy any income tax or employees national insurance contributions required by applicable law to be withheld upon the issuance, vesting or delivery of any shares of Common Stock, dividends or dividend equivalent payments of any kind from any payments due to Grantee to such number of shares of Common Stock that has an aggregate fair market value sufficient to satisfy no more than the maximum statutory withholding obligations calculated on the basis of the aggregate fair market value of the shares of Common Stock underlying the vesting (or, as the case may be, vested) PSUs, provided that an amount equal to the difference between the aggregate fair market value of any such shares of Common Stock so withheld by, or delivered to, the Company and the statutory total tax withholding obligations (including any statutory withholding for social security contributions) is reimbursed to Grantee as soon as reasonably practicable following the remittance of any such statutory total tax withholdings to the relevant tax authorities.

    In the alternative to satisfying the indemnity in (i) above, Grantee hereby agrees that the Company may withhold from the total number of shares of Common Stock that become issuable to Grantee on vesting of this Award a number of shares of Common Stock with an aggregate Market Value per Share on the date of withholding equal to the amount due under (i) above as determined by the Company, in which case Grantee will be taken to have forfeited the right to be issued the number of shares of Common Stock so withheld in order to make good the amounts due under (i) above.

    The Company will not be obliged to deliver any shares of Common Stock to Grantee pursuant to this Award, if Grantee fails to comply with his or her obligations under the foregoing provisions of this Section II.B.2 and Grantee shall not be entitled to receive the delivery of such shares of Common Stock.

    It is a further condition of delivery of any shares of Common Stock pursuant to the vesting of this Award that Grantee will, if required to do so by the Company, enter into a joint election under section 431(1) of the United Kingdom Income

Tax (Earnings and Pensions) Act 2003 (“ITEPA”), the effect of which is that the Common Stock will be treated as if they were not restricted securities and that sections 425 to 430 of ITEPA will not apply to those shares.”

Whistleblower Protection. The last two sentences of Section II.B.3(b) are hereby amended in their entirety to read as follows:

“Notwithstanding anything in this Agreement to the contrary (or in any other agreement, contract or arrangement with the Company or its subsidiaries or affiliates, or in any policy, procedure or practice of the Company or its subsidiaries or affiliates (collectively, the “Arrangements”)): (x) nothing in the Arrangements or otherwise limits Grantee’s right to any monetary award offered by a government-administered whistleblower award program for providing information directly to a government agency (including the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act or The Sarbanes-Oxley Act of 2002); and (y) nothing in the Arrangements or otherwise prevents Grantee, in accordance with applicable law, from (i) making a protected disclosure under section 43A of the Employment Rights Act 1996; (ii) making a disclosure to a regulator regarding any misconduct, wrongdoing or serious breach of regulatory requirements, or reporting a criminal offence to any law enforcement agency; (iii) co-operating with any law enforcement agency regarding a criminal investigation or prosecution; or (iv) otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, and for purpose of clarity Grantee is not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act. The Company nonetheless asserts and does not waive its attorney-client privilege over any information (including documents) appropriately protected by privilege.”

Restrictive Covenants. Section II.B.3(c) is hereby amended in its entirety to read as follows:

    “(c)    Covenants Against Competition and Solicitation. Each of the restrictions set out in this Section II.B.3(c) constitutes an entirely separate, severable and independent obligation of Grantee. They are entered into in order to safeguard the legitimate business interests of the Company and particularly the goodwill of the Company in connection with its clients, suppliers and employees. Each separate restriction applies whether Grantee undertakes the activity in question directly or indirectly through a third party and whether it is undertaken on his own behalf or on behalf of, or in conjunction with, any firm, company or person.
Grantee covenants that Grantee will not for the Restricted Period:

(i)    entice or solicit or endeavour to entice or solicit away from the Company or any Group Company any Relevant Employee;
(ii)    employ or otherwise engage or otherwise facilitate the employment or engagement of any Relevant Employee;
(iii)    solicit or endeavour to supply Restricted Goods or Services to any Relevant Customer;
(iv)    supply or be involved with the supply of Restricted Goods or Services to any Relevant Customer;
(v)    have any business dealings with any Relevant Customer on behalf of a Relevant Business;
(vi)    carry on or be concerned as a principal or agent in any Relevant Business within the Restricted Area;
(vii)    carry on or be concerned as a partner or member in any Relevant Business within the Restricted Area;
(viii)    be employed or engaged as a worker in any Relevant Business that operates or seeks to operate within the Restricted Area;
(ix)    be engaged as a consultant (directly or through another entity) or adviser to any Relevant Business within the Restricted Area;
(x)    carry on or be concerned as a director of any Relevant Business within the Restricted Area;
(xi)    hold a material financial interest in any Relevant Business within the Restricted Area;
(xii)    hold a shareholding in any Relevant Business within the Restricted Area, disregarding any financial interest of a person in securities which are listed or dealt in on any Recognised Stock Exchange if that person, Grantee and any person connected with Grantee are interested in securities which amount to less than five per cent of the issued securities of that class and which, in all circumstances, carry less than five per cent of the voting rights (if any) attaching to the issued securities of that class; and
(xiii)    be a person with significant control (under part 21A of the United Kingdom Companies Act 2006) in any Relevant Business within the Restricted Area.
The restrictions above only apply in respect of business activities which compete or seek to compete with the Company and nothing in these provisions seeks to
    v

prevent Grantee in connection with activities which do not compete with the Company.
While the restrictions above are considered by Grantee and the Company to be reasonable in all the circumstances, it is recognized that such restrictions may fail for unforeseen reasons and, it is therefore agreed that if any of the restrictions are held to be void, but would be valid if part of the wording were deleted or if the periods (if any) specified were reduced or the areas dealt with reduced in scope, such restrictions shall apply with such modifications as may be necessary to make them valid and effective.”
Definitions. Section II.B.3(e) is hereby amended in its entirety to read as follows:
“(1) “Company” means (A) during the Grantee’s employment with the Company, the Company and any and all direct and indirect subsidiary, parent, affiliated or related companies of the Company for which the Grantee has worked or had responsibility during the Grantee’s employment with the Company, and (B) after the Grantee’s termination of employment with the Company, the Company and any and all direct and indirect subsidiary, parent, affiliated or related companies of the Company for which Grantee worked or had responsibility at the time of the Grantee’s termination of employment and at any time during the one-year period prior to such termination of employment.
(2) “Competitive Business” ” means a person or entity that engages in any business engaged in by the Company, and that does so in a geographic area in which the Company engage(s) in that business, as evidenced on the Company’s website, in the marketing materials of the Company or by the books and records of the Company, and “engages” includes actively planning to engage in the business.
(3)    “Confidential Information” means trade secrets of the Company and all other confidential or proprietary information that relates to any aspect of the Company’s businesses that cannot freely and readily be obtained from sources outside of the Company. Confidential Information is meant to encompass the broadest enforceable definition of the Company’s intellectual property, and includes but is not limited to: financial and business information; customer and potential customer lists; customer contact information; pricing policies; vendor lists and information; third-party agreements and relationships; contractual, business, and financial information relating to the Company’s customers or other third parties which the Company is obligated to hold in confidence and/or not disclose; personnel, medical, compensation, and benefits information relating to employees, former employees, and persons affiliated with the Company; systems, login identifications and passwords, processes, methods, and policies; company strategies and plans; databases, company data, and technologies related to the Company’s business; and marketing and advertising materials which have not been published. “Confidential Information” shall not include information that Grantee can establish was already in the public domain at the time of disclosure through no fault of Grantee.
(4)    “Restricted Area” means the United Kingdom and any other country in the world where, on the Relevant Date, the Company carries on a Relevant Business and with which Grantee had material involvement during the 12 months prior to the Relevant Date.
(5)    “Relevant Business” means any business or part of a business involving the supply of Restricted Goods or Services.
(6)    “Relevant Customer” means a person, firm or company who in the twelve months immediately before the Relevant Date conducted a business relationship (including, without limitation, the provision of services and the negotiation for the same) with the Company and with whom Grantee had significant contact in the course of Grantee’s employment with the Company.
(7)    “Relevant Date” means the earlier of (x) the date of termination of Grantee’s employment, and (y) the start of any period of garden leave or exclusion under Grantee’s contract of employment with the Company.
(8)    “Relevant Employee” means any senior employee who has significant customer or client contact, or valuable technical skills, and with whom Grantee has had significant contact during the course of his employment with the Company.
(9)    “Restricted Goods or Services” means products for customers in the consumer products, aerospace, industrial, petrochemical, refinery and oil and gas end markets, and the design, manufacture and marketing thereof.
(10)    “Restricted Period” means: (x) for restrictions set forth in clauses (i) to (v) of Section II.B.3(c), during Grantee’s employment and for a period of twelve months after the Relevant Date; and (y) for restrictions set forth in clauses (vi) to (xiii) of Section II.B.3(c), during Grantee’s employment and for a period of nine months after the Relevant Date.”
Data Privacy. A new Section II.B.17 is added to the Agreement to read as follows:

The Company and Rieke Packaging Systems Limited (the “Grantee’s Employer”), (together the “Relevant TriMas Companies”) will process the Grantee’s personal data in connection with the Plan. For the purposes of data protection legislation, the Relevant TriMas Companies will each act as independent controllers in relation to such personal data.
Categories of Personal Data
The categories of personal data that we will process in connection with the Plan are the Grantee’s:
•name;
•date of birth;
•job title;
•home address (and, if different, mailing address) and postal code;
•telephone number;
•social insurance, national insurance, US taxpayer and/or foreign tax identification number;
•salary;
•country of citizenship and nationality;
•any Common Stock or directorships held in any of the Relevant TriMas Companies;
•details of all awards or any other entitlement to Common Stock awarded, cancelled, exercised, vested, unvested or outstanding in Grantee’s favour; and
•reference number (where relevant to link the Grantee’s benefits under the Plan to other documentation issued to or from the US Department of the Treasury Internal Revenue Service).
The processing of the personal data set out above is mandatory in order for the Relevant TriMas Companies to provide and administer the Plan.
Purposes of Processing Personal Data
The Relevant TriMas Companies will process the Grantee’s personal data for the purposes of:
•administering and maintaining the Plan relating to the Grantee and records associated with the Plan (including maintaining a database of Participants in the Plan);

•providing information to (i) trustees of any employee benefit trust or (ii) the third party administrators involved directly or indirectly in the operation of the Plan (as set out in the “Sharing Personal Data with Third Parties” section below);
•providing information relating to Grantee in connection with the operation of the Plan to HM Revenue and Customs in the United Kingdom as required by law;
•to enable any potential purchasers of the business and/or assets of any of the Relevant TriMas Companies and/or their Subsidiaries to (i) complete due diligence on, and value, the business and/or assets; and (ii) use such personal data for the operation of their business;
•obtaining legal and other professional advice; and
•establishing, exercising or defending legal rights.
Legal Basis for Processing Personal Data
The processing of the Grantee’s personal data:
•in relation to the information provided to HM Revenue and Customs in the United Kingdom and the Department of the Treasury Internal Revenue Service in the United States of America, is necessary for compliance with a legal obligation to which the Relevant TriMas Companies are subject;
•in relation to (i) obtaining legal and other professional advice; and (ii) establishing, exercising or defending legal rights, is pursuant to the Relevant TriMas Companies’ legitimate interests of commencing and/or handling any legal proceedings (including prospective legal proceedings), for obtaining legal advice or for establishing, exercising or defending legal rights;
•in respect of all other personal data set out above, is necessary for the performance of the Performance Stock Units Agreement between the Grantee and TriMas Corporation.
The Relevant TriMas Companies will also process the Grantee’s personal data as necessary to comply with any legal obligations to which the Relevant TriMas Companies are subject.
Sharing Personal Data with Third Parties
The Grantee’s personal details as set out above will be transferred between the Grantee’s Employer and the Company in order to administer and maintain the Plan and records associated with the Plan.

The Company is based in the United States of America which is not designated by the European Commission as providing an adequate level of protection for personal data. As such, the Grantee’s Employer and the Company have entered into a data transfer agreement governed by standard data protection clauses adopted by the Commission to safeguard personal data in respect of these transfers. The Grantee can obtain a copy of this data transfer agreement by contacting the TriMas Corporate Benefits Group at 248-631-5450 or 38505 Woodward Avenue, Suite 200, Bloomfield Hills, Michigan 48304.
The Relevant TriMas Companies will also share the Grantee’s personal data with National Financial Services LLC, Fidelity Stock Plan Services LLC and Fidelity Brokerage Services LLC (part of the FMR LLC group of companies) which are based in the United States of America. The Company has entered into a data transfer agreement governed by standard data protection clauses adopted by the Commission to safeguard personal data in respect of these transfers. The Grantee can obtain a copy of this data transfer agreement by either, (1) contacting your local human resources representative, (2) contacting Fidelity Stock Plan Services by calling 1-800-544-9354 (Domestic) or 1-800-544-0275 (International), and (3) by logging into Grantee’s Fidelity account at www.netbenefits.fidelity.com and visiting the Plan & Grant Documents section of the Grantee’s account.
In the event that the Relevant TriMas Companies sell any part(s) of their business and/or assets, they will also disclose the Grantee’s personal data to actual or potential purchasers of parts of its business or assets, and their respective advisers and insurers for the potential purchaser’s legitimate interests of:
•enabling potential purchasers to complete due diligence on, and value, the business and/or assets;
•transferring the personal data in connection with any relevant sale and the transfer of the Relevant TriMas Company’s contractual rights and/or obligations; and
•the use of such personal data by a purchaser for the operation of its business.
The Relevant TriMas Companies will also share the Grantee’s personal data with:
•its professional advisors, auditors, service providers;
•HM Revenue and Customs in the United Kingdom and the Department of the Treasury Internal Revenue Service in the United States of America and other regulators, and governmental and law enforcement agencies; and
•third parties if it is under a duty to disclose or share the Grantee’s personal data in order to comply with any laws, regulations or good governance
    x

obligations, or in order to enforce or to protect its rights, property or safety, or that of its customers or other persons with whom it has a business relationship.
Retention of Personal Data
The Relevant TriMas Companies will retain the Grantee’s personal data for the duration of the Plan and for a further period of eight years after the Grantee ceases to be a member of the Plan.
The Relevant TriMas Companies will retain the Grantee’s personal data for longer than the period specified above if required by law, to defend or exercise legal rights (such as defending legal claims) or to comply with regulatory obligations.
The Grantee’s Rights
In order to control the use of their personal data, each Grantee has the following controls over their personal data:
•Each Grantee may request access to or copies of the personal data that the Relevant TriMas Companies hold about them by contacting their local human resources representative;
•If the Grantee believes that any information the Relevant TriMas Companies hold about them is incorrect or incomplete, the Grantee should contact their local human resources representative as soon as possible. The Relevant TriMas Companies will take steps to seek to correct or update any information if they are satisfied that the information they hold is inaccurate. In certain circumstances, the Grantee may also request that the Relevant TriMas Companies restrict their processing;
•Each grantee may request that their personal data be deleted where it is no longer necessary for the purposes for which it is being processed and provided there is no other lawful basis for which the Relevant TriMas Companies may continue to process such personal data. The Grantee can exercise this right by contacting their local human resources representative;
•If the Relevant TriMas Companies are processing the Grantee’s personal data to meet their legitimate interests (as set out above), the Grantee may object to the processing of their personal information by the Relevant TriMas Companies. If the Relevant TriMas Companies are unable to demonstrate their legitimate grounds for that processing, they will no longer process the Grantee’s personal information for those purposes;

•Where the Grantee has provided the Relevant TriMas Companies with their personal data that the Relevant TriMas Companies process using automated means, the Grantee may be entitled to a copy of that personal data in a structured, commonly-used and machine readable format. The Grantee can exercise this right by contacting their local human resources representative.
The Grantee should contact their local human resources representative in relation to any concerns about how their personal data is processed and the Relevant TriMas Companies will try to resolve the Grantee’s concerns. However, if the Grantee considers that the Relevant TriMas Companies is in breach of its obligations under data protection laws, the Grantee may lodge a complaint with the Information Commissioner’s Office in the United Kingdom (such as by accessing https://ico.org.uk/concerns/).”

Loss of Office or Employment. A new Section II.B.18 is added to the Agreement to read as follows:

“In no circumstances shall Grantee, on ceasing to hold the office or employment by virtue of which he has been granted this Award, be entitled to any compensation for any loss of any right or benefit or prospective right or benefit under this Award or the Plan which he might otherwise have enjoyed whether such compensation is claimed by way of damages for wrongful dismissal or other breach of contract or by way of compensation for loss of office or otherwise.”

APPENDIX D
TO
PERFORMANCE STOCK UNIT AGREEMENT

CALIFORNIA ADDENDUM

Additional Terms and Conditions for Equity Grants Under the TriMas Corporation 2023 Equity and Incentive Compensation Plan, as amended

Terms and Conditions

This Addendum includes additional terms and conditions that govern the performance-based Restricted Stock Units (“PSUs”) granted to you under the TriMas Corporation 2023 Equity and Incentive Compensation Plan (referred to as the “Plan”) if you are employed and/or reside in California or if the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with applicable law. Certain capitalized terms used but not defined in this Addendum have the meanings set forth in the Plan and/or your award agreement (the “Agreement”) that relates to your award. By accepting your award, you agree to be bound by the terms and conditions contained in the paragraphs below in addition to the terms of the Plan, the Agreement, and the terms of any other document that may apply to you and your award.

Restrictive Covenants. Section II.B.3 of the Agreement is hereby amended in its entirety to read as follows:

    “3.    Restrictive Covenants.
(a)Generally. The Company would not be providing PSUs or Common Stock to Grantee without Grantee’s agreement to abide by the restrictive covenants described herein. The provisions herein are appropriate in light of the position that Grantee has with the Company and the relationships and confidential and trade secret information that Grantee has been and will be exposed to because of Grantee’s position.
(b)Confidentiality. Recognizing Grantee’s fiduciary duties to the Company, as a condition of this Agreement, Grantee agrees that he or she shall not, at any time before or after termination of employment, in any fashion, form or manner, either directly or indirectly, use, divulge, disclose or communicate, or cause or permit any other person or entity to use, divulge, disclose or communicate, to any person, firm, company or entity, in any manner whatsoever, any Confidential Information (as defined below) of the Company except with the prior written consent of the Board or to the extent specifically required to be disclosed by applicable law. Grantee agrees to notify the Company as soon as reasonably possible after being subpoenaed or otherwise requested by any third party to disclose any Confidential Information. This Section II.B.3 shall not result in the forfeiture of PSUs or any clawback or recoupment of the Award for the disclosure of a trade secret if that disclosure (1) is made in confidence to a federal, state or local government official or to an attorney for the sole purpose of reporting or investigating a suspected violation of law or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Pursuant to 18 U.S.C. §
    i

1833(b), and as set forth fully therein, notice is hereby given that Grantee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; or is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. Notwithstanding anything in this Agreement to the contrary (or in any other agreement, contract or arrangement with the Company or its subsidiaries or affiliates, or in any policy, procedure or practice of the Company or its subsidiaries or affiliates (collectively, the “Arrangements”)): (x) nothing in the Arrangements or otherwise limits the Grantee’s right to any monetary award offered by a government-administered whistleblower award program for providing information directly to a government agency (including the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act or The Sarbanes-Oxley Act of 2002); and (y) nothing in the Arrangements or otherwise prohibits or is intended to restrict or impede Grantee from discussing the terms and conditions of their employment with coworkers or union representatives or exercising protected rights under Section 7 of the National Labor Relations Act, or prevents Grantee from, without prior notice to the Company, providing information (including documents) to governmental authorities or agencies regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities or agencies regarding possible legal violations (for purpose of clarification Grantee is not prohibited from providing information (including documents) voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act). The Company nonetheless asserts and does not waive its attorney-client privilege over any information (including documents) appropriately protected by privilege.
(c)Covenant Against Solicitation. Grantee further understands and agrees that while Grantee is employed by the Company and for 12 months thereafter Grantee shall not directly or indirectly employ or solicit, or receive or accept the performance of services by, any then-current employee of the Company who is employed primarily in connection with the Business, or any former employee of the Company who was employed by the Company primarily in connection with the Business at any time within the 12-month period immediately prior to such employment, solicitation, receipt or acceptance, except in connection with general, non-targeted recruitment efforts such as advertisements and job listings, or directly or indirectly induce any employee of the Company to leave the Company, or assist in any of the foregoing. The “Business” shall mean the design, development, manufacture, distribution, sale or marketing of the type of products or services sold, distributed or provided by the Company during the one-year period prior to the date of employment termination and with which Grantee was involved and/or oversaw.
(d)Determination by the Board. Upon entering into this Agreement, Grantee understands and agrees that a determination of the Board shall be final and binding on the issue of whether Grantee’s actions are or will be in violation of this Section II.B.3. Grantee may request in writing from the Board an advance determination as to whether Grantee’s proposed actions will violate this Section II.B.3.
    ii

(e)Certain Definitions. The following definitions shall apply solely with respect to this Section II.B.3:
(1)    “Company” means (A) during the Grantee’s employment with the Company, the Company and any and all direct and indirect subsidiary, parent, affiliated or related companies of the Company for which the Grantee has worked or had responsibility during the Grantee’s employment with the Company, and (B) after the Grantee’s termination of employment with the Company, the Company and any and all direct and indirect subsidiary, parent, affiliated or related companies of the Company for which Grantee worked or had responsibility at the time of the Grantee’s termination of employment and at any time during the one-year period prior to such termination of employment.
(2)    “Confidential Information” means trade secrets of the Company and all other confidential or proprietary information that relates to any aspect of the Company’s businesses that cannot freely and readily be obtained from sources outside of the Company. Confidential Information is meant to encompass the broadest enforceable definition of the Company’s intellectual property, and includes but is not limited to: financial and business information; customer and potential customer lists; customer contact information; pricing policies; vendor lists and information; third-party agreements and relationships; contractual, business, and financial information relating to the Company’s customers or other third parties which the Company is obligated to hold in confidence and/or not disclose; personnel, medical, compensation, and benefits information relating to employees, former employees, and persons affiliated with the Company; systems, login identifications and passwords, processes, methods, and policies; company strategies and plans; databases, company data, and technologies related to the Company’s business; and marketing and advertising materials which have not been published. “Confidential Information” shall not include information that Grantee can establish was already in the public domain at the time of disclosure through no fault of Grantee.
(f)    Separate Covenants. Each of the covenants contained in this Section II.B.3 are separate and distinct covenants of Grantee.”
Privacy. A new Section II.B.17 is added to the Agreement to read as follows:

        “18.    Privacy. The Company respects Grantee’s privacy. In order to administer Grantee’s equity award, the Company collects and uses certain personal information about Grantee, including Grantee’s prior equity grant information where applicable. If Grantee is a California resident, Grantee should refer to the Company’s California Consumer Privacy Act Notice for more information about the personal information the Company collects about Grantee and the purposes for which the Company will use such data.”
    iii